KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the use of our report dated March 27, 2026, with respect to the financial statements of the Investment Divisions of Jackson National Separate Account I, incorporated herein by reference and to the reference to our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Chicago, Illinois April 17, 2026

KPMG LLP Suite 600 350 N. 5th Street Minneapolis, MN 55401 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Auditors We consent to the use of our report dated March 20, 2026, with respect to the financial statements of Jackson National Life Insurance Company, incorporated herein by reference, and to the reference to our firm under the heading “Services” in the Statement of Additional Information. /s/ KPMG LLP Minneapolis, Minnesota April 17, 2026